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                                 EXHIBIT 99.10


                         OPINION AND CONSENT OF COUNSEL


                      [VEDDER, PRICE, KAUFMAN & KAMMHOLZ]


                                        February 20, 1997

Pacific Innovations Trust
103 Bellevue Parkway
Wilmington, Delaware 19809

Board of Trustees:

        Reference is made to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Pacific Innovations Trust (the "Trust") in connection with the proposed public offering of an indefinite number of units of beneficial interest ("Shares"), in seven authorized series: Money Market Fund, Managed Bond Fund, Capital Income Fund, Blue Chip Fund, Mid-Cap Equity Fund; Aggressive Growth Fund; and International Fund (the "Portfolios").

        We have assisted the Trust in connection with its organization and have counseled the Trust regarding subsequent legal matters. Assuming that the Trust's Declaration of Trust dated September 25, 1996 and the Certificate of Trust dated September 25, 1996 and the By-Laws of the Trust adopted October 1, 1996 are presently in full force and effect and have not been further amended in any respect and that the resolutions adopted by the Board of Trustees of the Trust on December 12, 1996 relating to organizational matters and the issuance of Shares are presently in full force and effect and have not been amended in any respect, it is our opinion that upon the issuance of the Shares in accordance with the Trust Declaration of Trust and the receipt by the Portfolios of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable.

        We hereby consent to the use of this opinion in connection with said Registration Statement as amended and the prospectus and statement of additional information relating to said Shares.

                                        Sincerely,



                                        /s/ Vedder, Price, Kaufman & Kammholz

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ